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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              DELCATH SYSTEMS, INC.
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                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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                         (Title of Class of Securities)


                                    24661P104
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                                 (CUSIP Number)


                                DECEMBER 31, 2001
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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-l(b)
      [_]  Rule 13d-l(c)
      [X]  Rule 13d-l(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 24661P104               SCHEDULE 13G                 PAGE 2 OF 5 PAGES
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  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      M.S. Koly
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                5   SOLE VOTING POWER

                    1,673,497
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,673,497
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,673,497
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      42.9% (See Note 1)
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON

      IN
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Note 1 - This Percentage is based on 3,903,816 shares of Common Stock outstanding as of December 31, 2001.
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CUSIP NO. 24661P104               SCHEDULE 13G                 PAGE 3 OF 5 PAGES
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ITEM 1(A).  NAME OF ISSUER:

            Delcath Systems, Inc., a Delaware Corporation (the "Company").



ITEM I(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1100 Summer Street, Stamford, Connecticut  06905.



ITEM 2(A).  NAME OF PERSON FILING:

            M.S. Koly



ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICES OR, IF NONE, RESIDENCE:

            1100 Summer Street, Stamford, Connecticut  06905.



ITEM 2(C).  CITIZENSHIP:

            United States



ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            The title of the class of equity securities to which this statement relates is the shares of Common Stock, par value $.01 per share (the "Shares"), of the Company.



ITEM 2(E).  CUSIP NUMBER:

            24661P104
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CUSIP NO. 24661P104               SCHEDULE 13G                 PAGE 4 OF 5 PAGES
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ITEM 3.     IF THE STATEMENT IS BEING FILED PURSUANT TO RULE 13D-L(B), OR
            13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

            (a) [_] Broker or dealer registered under Section 15 of the Act (15
                    U.S.C. 78o);
            (b) [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c);
            (c) [_] Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c);
            (d) [_] Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15U.S.C. 80a-8);
            (e) [_] An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
            (f) [_] An employee benefit plan or endowment fund in accordance with 13d-I(b)(I)(ii)(F);
            (g) [_] A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
            (h) [_] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C.1813);
            (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j) [_] Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box. [_]



ITEM 4.     OWNERSHIP:

            The information in Items 5-11 on the cover page of this Schedule 13G is incorporated by reference.



ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following



ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.
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CUSIP NO. 24661P104               SCHEDULE 13G                 PAGE 5 OF 5 PAGES
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ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.



ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.



ITEM 10.    CERTIFICATION.

            Not Applicable.






                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002


/s/ M.S. Koly
---------------------
M.S. Koly


            The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).